UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2014

THE CHILDREN’S PLACE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

500 Plaza Drive, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of The Children’s Place, Inc. (the “Company”), the Board appointed Stanley Reynolds as an independent director of the Company within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC. Mr. Reynolds will serve as a Class III director, holding office until the annual meeting of stockholders of the Company to be held in 2015. Mr. Reynolds has also been appointed as a member of the Audit Committee of the Board.

Mr. Reynolds, 49, currently holds the positions of Executive Vice President and Chief Financial Officer of 7-Eleven Inc., where he has responsibility for the management of all finance functions. This includes strategic planning, treasury, accounting, tax, corporate communications, procurement and internal audit. Mr. Reynolds joined 7-Eleven in 1997 and has held positions of increasing responsibility in the areas of finance, treasury and planning. He received his bachelor degree from Henderson State University and a master’s degree in business administration from Vanderbilt University.

There is no arrangement or understanding between Mr. Reynolds and any other person pursuant to which Mr. Reynolds was appointed as a director of the Company. Mr. Reynolds will be eligible to participate in all non-management director compensation plans and arrangements available to the Company’s other independent directors. Accordingly, on the date of his appointment as a director, Mr. Reynolds was granted time-based restricted stock units under the Company’s 2011 Equity Incentive Plan (the “Plan”) representing 501 shares of the Company’s common stock, par value $0.10 per share, which shares are deliverable to Mr. Reynolds on the first anniversary of the date of grant, subject to the terms and conditions of the Plan.

A copy of the press release announcing the appointment of Mr. Reynolds as a Class III director of the Company is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated November 4, 2014, issued by the Company regarding the Company’s appointment of Mr. Reynolds as a member of the Board.

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Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2014

THE CHILDREN’S PLACE, INC.

By:	/s/ Jane Elfers
Name:	Jane Elfers
Title:	President and Chief Executive Officer

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